UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 20, 2006
COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8422 (Commission File Number)	13-2641992 (IRS Employer Identification No.)

4500 Park Granada, Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (818) 225-3000
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On February 20, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Countrywide Financial Corporation (the “Company”) approved the adoption of the Countrywide Financial Corporation Executive Contribution Account Plan (the “Plan”). The Plan was signed on April 13, 2006 and is effective as of January 1, 2006.
     Any employee of the Company (or any participating subsidiary of the Company) who, as of January 1, 2006, is (a) an Executive Vice President who has completed at least five (5) years of service as of December 31, 2005 or (b) a Managing Director, Senior Managing Director, Executive Managing Director or is employed in a more senior position shall automatically become a participant of the Plan on January 1, 2006. On or after January 1, 2006, anyone who becomes a Managing Director, Senior Managing Director, Executive Managing Director or is employed in a more senior position or who completes five (5) years of service as an Executive Vice President shall become a Plan participant on the first day of the calendar year following the date on which the individual attains such status and is approved by the Company for participation in the Plan.
     No employee that is a participant in the Company’s current Supplemental Executive Retirement Plan (the “SERP”) may also participate in the Plan. The Plan provides certain employees participating in the Company’s SERP an opportunity to cease participation in the SERP and to elect to participate in the Plan. Participants in the SERP who elect to participate in the Plan will have their accrued benefit converted into a lump-sum amount which will become their opening balance in the Plan.
     For each calendar year, the Company shall make the following contributions to the participant’s account by March 15th of the year following the year in which the contribution was earned:

Percentage of
Position	Compensation
Senior Managing Director (or more senior position)	5%

Managing Director	2%

Executive Vice President	1%
For purposes of the Plan, “Compensation” means salary and bonus to be paid to a participant during any plan year, whether or not deferred. For any plan year, a participant’s Compensation will be capped at $3,000,000 for purposes of computing benefits under the Plan.
     The Company shall make no contribution for any participant who retires, dies, suffers a disability or whose employment is terminated prior to December 31st of the year with respect to which the contribution is being made or is terminated following December 31st but before the date on which the contribution is made, unless the participant is fully vested as of the date of the termination of employment. The Committee has the right, in its sole and absolute discretion, to make an additional contribution in any year based upon performance goals or targets. Amounts contributed to participant accounts are bookkeeping entries. Participants are unsecured creditors of the Company in respect of amounts contributed to their accounts. Each participant in the Plan has the right to allocate amounts within the participant’s account to be invested in a choice of investment funds selected by the Company’s Investment Committee for Employee Benefit Plans (or any successor thereto). The contributions shall vest upon a participant attaining age 65 or upon his or her death or disability while employed or the completion of ten (10) years of service with the Company and the attainment of the earlier of age 55 or five (5) years of participation in the Plan.
     Upon a participant’s death or disability, the participant (or his or her estate) shall receive the vested account balance in a single lump sum. Upon retirement or termination of employment, the participant has the right to receive either (a) a single lump sum or (b) an annuity payable in equal monthly installments over a period of five (5), ten (10) or fifteen (15) years. A participant is entitled to an immediate distribution of all or a portion of the vested account balance necessary to relieve an unforeseeable emergency that is caused by an event beyond the control of the participant and that would result in severe financial hardship to the participant resulting from (a) a sudden and unexpected illness or accident of the participant, the participant’s spouse, or a dependent, (b) loss of the participant’s property due to casualty, or (c) a similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the participant.
     The Committee may amend or terminate the Plan in its discretion and the balances in each participant’s account will remain in the Plan until the participant becomes eligible for distribution. This description of the Plan is qualified by reference to the Plan, a copy of which is filed as Exhibit 10.1 to this Current Report.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.
     10.1 Countrywide Financial Corporation Executive Contribution Account Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTRYWIDE FINANCIAL CORPORATION

Dated: April 25, 2006	/s/ Marshall M. Gates

Name: Marshall M. Gates
Title: Senior Managing Director and
Chief Administrative Officer

EXHIBIT INDEX

Exhibit
No.
10.1	Countrywide Financial Corporation Executive Contribution Account Plan.

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